Exhibit 99

Dillard’s, Inc. Reports May Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 3, 2010--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended May 29, 2010 were $426,490,000 compared to sales for the four weeks ended May 30, 2009 of $430,052,000. Total sales decreased 1%. Sales in comparable stores were unchanged on a percentage basis for the four-week period.

Sales for the 17 weeks ended May 29, 2010 were $1,858,872,000 compared to sales for the 17 weeks ended May 30, 2009 of $1,847,115,000. Total sales increased 1%. Sales in comparable stores increased 2% for the 17-week period.

During the four weeks ended May 29, 2010, sales were above the average total Company trend in the Eastern region and consistent with trend in the Central region. Sales were below trend in the Western region. The sales performance in the cosmetics category was significantly above trend while sales in the home and furniture category were significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations